Exhibit 4.18

AMENDMENT TO CONVERITIBLE PROMISSORY NOTE

This constitutes an Amendment to that certain Convertible Promissory Note (the “Note”) dated as of December 1, 2022, issued by Ludwig Enterprises, Inc., a Nevada corporation (the “Company”), to Brent Lunde (“Payee”), in the principal amount of $100,000.00.

Paragraph 2(d) of the Note is deleted in its entirety and replaced with the following:

(d) Right to Register. Payee shall have the right, which may be exercised at Payee’s sole discretion, to convert any amount due under this Note into shares at a 20% discount to any qualified S-1 offering statement under the Securities Act of the Company during the term of the Offering. The number of shares to be issued shall be determined by dividing the converted amount by the offering price less 20% of the Offering Statement. In conjunction with the rights granted Payee under this Section 3(d), Company shall, while any amount due under this Note remains outstanding, (i) identify Payee as a selling shareholder in its S-1 filings; and (ii) register and allocate a sufficient number of shares of its Common Stock to repay the remaining balance under the Note in full.

Alternatively, at any time prior to the effective date of the Company’s first Registration Statement on Form S-1, Payee shall have the right, in Payee’s sole discretion, to convert any amount due under this Note at a conversion price of $.11 per share.

The remainder of the Note remains in full force and effect.

Dated: May 01, 2023.

COMPANY:

LUDWIG ENTERPRISES, INC.

By:
Anne B. Blackstone
CEO LUDG

FORM OF NOTICE OF CONVERSION

The undersigned hereby elects to convert $100,000.00 the principal amount of that certain OID Convertible Promissory Note with an issued date of December 1, 2022 (the “Note”), of Ludwig Enterprises, Inc., a Nevada corporation (the “Company”), into that number of shares of common stock (the “Common Stock”) to be issued pursuant to the conversion of the Note as set forth below, according to the conditions of the Note, as of the date written below. No fee will be charged to the Payee for any conversion, except for transfer taxes, if any.

The undersigned hereby requests that the Company issue a certificate or certificates in book form for the number of shares of Common Stock set forth below (which numbers are based on the Payee’s calculation) in the name(s) specified immediately below:

Date of conversion: May 01, 2023

Applicable Conversion Price: $0.11 per share

Number of shares of common stock to be issued pursuant to conversion of the Note: 909,091

Amount of Principal Balance due remaining under the Note after this conversion: $0.00

PAYEE:

Brent Lunde

Name of Payee

By:
Payee signature